UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

ZIVO BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30415	87-0699977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2804 Orchard Lake Road, Suite 202, Keego Harbor Michigan 48320

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (248) 452-9866

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

On April 5, 2019, the Registrant and HEP Investments, LLC (“Lender”), entered into the following documents: (i) effective as of March 29, 2019 a Debt Extension Agreement and (ii) a Debt Conversion Agreement dated April 5, 2019.

Debt Extension Agreement

As of March 31, 2019, the Registrant is indebted to the Lender $22,094,427, including debt and accrued interest at 11% pursuant to a Loan Agreement dated December 2, 2011, as amended (“Loan Agreement”) represented by Convertible Secured Promissory Notes (“Convertible Notes”). The Convertible Notes are convertible into the Registrant’s common stock at $.10 per share at the Lender’s option. The Convertible Notes, including the accrued interest, as of March 31, 2019 would be convertible into 220,944,269 shares of the Registrant’s Common Stock. The Convertible Notes and accrued interest were due on April 1, 2019. The Debt Extension Agreement extends the maturity date of the Convertible Notes and accrued interest to June 30, 2019. All other terms and provisions of the Loan Agreement and all other Loan Documents (as defined in the Loan Agreement) continue in full force and effect.

Debt Conversion Agreement

According to the Debt Conversion Agreement dated April 5, 2019, the Lender agrees, upon the sale of at least $25 million in common shares to one or more third party investors, to convert at least $16.1 million of the Convertible Notes into the Registrant’s common stock. $16.1 million of Convertible Notes would convert into 161 million shares of the Registrant’s common stock.

Item 9.01 Financial Statements and Exhibits

Exhibit No	Description
10.1	Debt Extension Agreement with HEP Investments, LLC dated March 29, 2019
10.2	Debt Conversion Agreement with HEP Investments, LLC dated April 5, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIVO BIOSCIENCE, INC.
Date: April 8, 2019
	By:	/s/Philip M Rice, II
Philip M. Rice, II
Chief Financial Officer